Exhibit 99.1

Company Contact:
Kevin Scull
Wayside Technology Group, Inc.
Vice President and Chief Accounting Officer
(732) 389-0932
kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2010 FOURTH QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

•              4th quarter revenue: $64.9 million, up 54% year-over-year

•              2010 revenue: $206.7 million, up 41% year-over-year

•              Income from operations $2.4 million, up 79% year-over-year

•              $.16 quarterly dividend declared

SHREWSBURY, NJ, February 3, 2011 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the fourth quarter ended December 31, 2010. The results will be discussed in a conference call to be held on Friday, February 4, 2011 at 10:00 AM Eastern time. The dial-in telephone number is (866) 835 8907 and the pass code is “WSTG”.

This conference call will be available via live webcast — in listen-mode only — at www.earnings.com. A replay will also be available on the company’s website at www.waysidetechnology.com.

Cash and marketable securities amount to $15.5 million, representing 58% of equity as of December 31, 2010.

Net sales for the fourth quarter of 2010 increased 54% or $22.6 million to $64.9 million compared to $42.3 million for the same period in 2009. Total sales for the fourth quarter of 2010 for our Lifeboat segment were $45.8 million compared to $28.9 million in the fourth quarter of 2009, representing a 58% increase. Total sales for the fourth quarter of 2010 for our Programmer’s Paradise segment were $19.1 million compared to $13.4 million in the fourth quarter of 2009, representing a 43% increase.

Net sales for 2010 increased 41% or $60.3 million to $206.7 million compared to $146.4 million in 2009. Total sales for our Lifeboat segment were $149.2 million compared to $98.1 million in 2009, representing a 52% increase. Total sales for the Programmer’s Paradise segment in 2010 amounted to $57.6 million, compared to $48.3 million in 2009, representing a 19% increase.

“The fourth quarter of 2010 was a tremendous success for us,” said Simon F. Nynens, Chairman and Chief Executive Officer. “Our continued high growth rate shows that software publishers and our customers are exceedingly satisfied with our service model, as we continue to expand our offerings.”

Sales for both segments showed strong growth. The increase in net sales for the three months and full year results for the period ended December 31, 2010 compared to the same periods in 2009, was mainly a result of our continued focus on the expanding virtual infrastructure-centric business, the addition of several key product lines, and the strengthening of our account penetration.

Gross Profit for the quarter ended December 31, 2010 was $6.2 million compared to $4.4 million for the fourth quarter of 2009, a 43% increase. Total gross profit for our Lifeboat segment was $4.3 million compared to $3.1 million in the fourth quarter of 2009, representing a 39% increase. This increase in gross profit was due to aggressive sales volume growth within our Lifeboat segment, as well as vendor rebates and discounts earned. Total gross profit for our Programmer’s Paradise segment was $1.9 million compared to $1.3 million in the fourth quarter of 2009, representing a 53% increase. This increase was primarily due to the increased sales volume. Vendor rebates and discounts for the quarter ended December 31, 2010 amounted to $0.9 million compared to $0.4 million for the fourth quarter of 2009, mainly as a result of our aggressive sales growth.

Gross Profit for 2010 was $20.0 million compared to $15.6 million in 2009, a 28% increase. Total gross profit for our Programmer’s Paradise segment was $6.3 million compared to $5.7 million in 2009, representing a 12% increase. Total gross profit for our Lifeboat segment was $13.7 million compared to $9.9 million in 2009, representing a 38% increase. Vendor rebates and discounts for 2010 amounted to $2.4 million compared to $1.0 million for 2009, mainly as a result of our aggressive sales growth.

Total gross profit, as a percentage of net sales, for the fourth quarter of 2010 was 9.6%, compared to 10.3% in the fourth quarter of 2009.

The increase in gross profit dollars and the decrease in gross profit margin as a percentage of net sales was primarily caused by the aggressive sales growth within our Lifeboat segment, competitive pricing pressure in both segments, and also in part by our having won several large bids based on aggressive pricing, which we plan to continue to do.

Total selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2010 were $3.8 million, compared to $3.0 million in the fourth quarter of 2009. This increase is mainly due to an increase in employee related expenses (salaries, commissions, bonus accruals and benefits) of $0.6 million.

On February 1, 2011, the Board of Directors declared a quarterly dividend of $.16 per share of its common stock payable February 18, 2011 to shareholders of record on February 8, 2011.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, CA, DataCore, Dell, Flexera Software (publishers of InstallShield), GFI, Hewlett Packard, Infragistics, Intel Software, Microsoft, Mindjet, Quest Software, SolarWinds, StorageCraft Technology, TechSmith, Veeam, and VMware.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$10,955	$8,560
Marketable securities	4,528	7,571
Accounts receivable, net	42,486	27,040
Inventory - finished goods	1,164	967
Prepaid expenses and other current assets	1,250	998
Deferred income taxes	516	677
Total current assets	60,899	45,813

Equipment and leasehold improvements, net	545	432
Accounts receivable long-term	6,866	6,901
Other assets	37	38
Deferred income taxes	336	483
Total assets	$68,683	$53,667
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$41,791	$29,230
Current portion- capital lease obligation	75	—
Total current liabilities	41,866	29,230

Long term portion- capital lease obligation	138	—
Other liabilities	—	78
Total liabilities	42,004	29,308

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,770,241and 4,688,844 shares outstanding, respectively	53	53
Additional paid-in capital	25,473	24,826
Treasury stock, at cost, 514,259 and 595,656 shares, respectively	(3,570)	(3,555)
Retained earnings	4,267	2,727
Accumulated other comprehensive income	456	308
Total stockholders’ equity	26,679	24,359
Total liabilities and stockholders’ equity	$68,683	$53,667

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Year ended		Three months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Revenues
Lifeboat segment	$149,151	$98,058	$45,814	$28,927
Programmer’s Paradise segment	57,579	48,326	19,122	13,365
Total Revenue	206,730	146,384	64,936	42,292

Cost of sales
Lifeboat segment	135,448	88,117	41,538	25,849
Programmer’s Paradise segment	51,272	42,674	17,175	12,092
Total Cost of sales	186,720	130,791	58,713	37,941

Gross Profit	20,010	15,593	6,223	4,351

Operating expenses
Selling costs	6,867	5,516	2,010	1,508
Stock based compensation	1,187	893	295	236
Other general and administrative expenses	5,153	4,910	1,531	1,272
Total Selling, general and administrative expenses	13,207	11,319	3,836	3,016

Income from operations	6,803	4,274	2,387	1,335

Interest income, net	405	521	89	118
Realized foreign exchange gain (loss)	2	—	(1)	1
Income before income tax provision	7,210	4,795	2,475	1,454
Provision for income taxes	2,789	1,928	990	554

Net income	$4,421	$2,867	$1,485	$900

Net income per common share - Basic	$1.01	$0.65	$0.34	$0.20
Net income per common share - Diluted	$0.98	$0.65	$0.33	$0.20

Weighted average common shares outstanding - Basic	4,386	4,399	4,405	4,397
Weighted average common shares outstanding - Diluted	4,500	4,427	4,569	4,430